Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Prudential Investment Portfolios 12:

We consent to the use of our report dated December 19, 2016, with respect to the statement of assets and liabilities of Prudential Global Real Estate Fund (one of the series comprising Prudential Investment Portfolios 12), including the portfolio of investments as of October 31, 2016, and the related statement of operations for the year then ended, the statements of changes in net assets for the year then ended October 31, 2016, the seven-month period ended October 31, 2015, and the year ended March 31, 2015, and the financial highlights for the year ended October 31, 2016, the seven-month period ended October 31, 2015, and each of the years in the four-year period ended March 31, 2015, incorporated by reference herein and to the references to our firm under the headings “Financial Highlights” in the prospectus and “Other Service Providers – Independent Registered Public Accounting Firm” and “Financial Statements” in the statement of additional information.

New York, New York

December 22, 2016